EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of July 30, 2025 (the “Effective Date”), by and between Husnal Shah, a California resident (“Employee”), and Funko, Inc., a Delaware corporation (any of its affiliates as may employ the Employee from time to time, and any successor(s) thereto, the “Company”).
RECITALS
WHEREAS, the Employee is currently employed by the Company pursuant to the terms of that certain Employment Agreement by and between the Employee and Funko, Inc., dated as of June 16, 2025 (the “Prior Agreement”);

WHEREAS, the Company and Employee desire to amend and restate the Prior Agreement, effective as of the Effective Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.    Employment. The Company agrees to employ Employee on the terms and conditions set forth in this Agreement, and Employee accepts such employment and agrees to perform the services and duties for the Company as herein provided for the period and upon the other terms and conditions set forth in this Agreement.
2.    Term. Unless earlier terminated pursuant to the terms of Section 7 hereof, Employee shall be employed by the Company for the period commencing as of the Effective Date and ending on the third (3rd) anniversary of the Effective Date (the “Initial Term”), subject to automatic renewal periods for up to two additional one (1)-year periods, unless either party provides the other party with ninety (90) days’ advance written notice prior to the end of the Initial Term or any such renewal period, as applicable, of such party’s intent not to renew (the Initial Term and any such renewal period, the “Term”).
3.    Position and Duties.
3.01    Title. During the Term, Employee agrees to serve as the Company’s Chief Product Officer.
3.02    Duties. During the Term, Employee’s primary workplace shall be the Company’s offices in Burbank, California, except for usual and customary travel on the Company’s business. During the Term, Employee agrees to serve the Company, and Employee will faithfully and to the best of Employee’s ability discharge the duties associated with Employee’s position and will devote Employee’s full time during business hours for the Company and to the business and affairs of the Company, its direct and indirect subsidiaries and its affiliates. Employee hereby confirms that during the Term, Employee will not render or perform services for any other corporation, firm, entity or person. Employee recognizes that Employee will be required to travel to perform certain of Employee’s duties. Employee shall report to, and be subject to the direction of, the Company’s Chief Executive Officer. Notwithstanding the foregoing, Employee shall be permitted to participate in, and be involved with, such community, educational, charitable, professional, and religious organizations so long as such participation does not, in the judgment of the Company’s Board of Directors (the “Board”) interfere with the performance of or create a potential conflict with Employee’s duties hereunder.
4.    Compensation.
4.01    Base Salary. During the Term, the Company shall pay to Employee a base salary at the rate of Five Hundred Thousand Dollars ($500,000.00) per year (“Base Salary”), commencing as of the Effective Date, which salary shall be paid in accordance with the Company’s normal payroll procedures and policies.
4.02    Annual Bonus. During the Term, Employee shall be eligible to receive a bonus pursuant to an annual performance based incentive compensation program to be established by the Board, with Employee’s annual target to be no less than 75% of Employee’s then Base Salary; provided, however, that the Company reserves the right to establish a lesser target if done in good faith in connection with a general reduction applicable to similarly-situated executives and as a result of Company’s legitimate business needs. Notwithstanding the preceding sentence, Employee’s bonus, if any, may be below (including zero), at, or above, the annual target based upon the achievement of the performance objectives, as determined by the Company in its sole discretion, and payment of any bonus described in this Section 4.02 shall be according to the established plan and subject to Employee’s continued employment by the Company through the date the bonus is paid pursuant to the annual performance based incentive compensation program. With respect to any bonus year during the Term, the Board or a committee thereof may in its discretion establish a maximum payout level, in excess of the annual target, to be payable to Employee to the extent that actual performance exceeds the performance objectives. Solely with respect to the 2025 bonus performance year, Employee’s salary grade will not be treated as increased for purposes of the performance objectives applicable to the bonus which may be earned by Employee with respect to the 2025 bonus performance year, unless otherwise mutually agreed to by Employee and the Company.
4.03    Sign-On Retention Bonus. The Company shall pay to Employee a one-time cash bonus in an amount equal to $50,000 (the “Signing Bonus”), in a single lump sum cash payment on the first regular payroll date following June 16, 2025, subject to and conditioned upon Employee’s continued employment with the Company through such date. In the event that Employee resigns without Good Reason (as defined below) or is terminated by the Company for Cause (as defined below) on or prior to June 16, 2026, then Employee hereby agrees to repay the full amount of the Signing Bonus no later than thirty (30) days after the date of such termination of Employee’s employment with the Company.
4.04    Benefits. During the Term, Employee may participate in all employee benefit plans or programs of the Company consistent with such plans and programs of the Company. The Company does not guarantee the adoption or continuance of any particular employee benefit plan or program during the Term, and Employee’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

4.05    Expenses; Contributions. During the Term, the Company agrees to reimburse all reasonable business expenses incurred by Employee consistent with the Company’s policies regarding reimbursement in the performance of Employee’s duties under this Agreement.
4.06    Paid Time Off. During the Term, Employee shall be entitled to vacation, sick leave and holidays in accordance with the policy of the Company for its senior executives.
4.07    Indemnification and Additional Insurance. The Company shall indemnify Employee with respect to matters relating to Employee’s services as an officer of the Company or any of its affiliates, occurring during the course and scope of Employee’s employment with the Company to the extent required by, and pursuant to the provisions in of, Delaware law. The Company may also cover Employee under a policy of officers’ and directors’ liability insurance providing coverage that is comparable to that provided now or hereafter to other senior executives of the Company.
4.08    Equity Awards. During the Term, commencing with the 2026 fiscal year, the Employee shall be eligible to participate in the Company’s equity incentive plan then in effect and receive equity awards thereunder with an aggregate grant value targeted at $750,000, as determined by the Board or a committee thereof in its sole discretion and subject to the terms of the Company’s equity incentive plan then in effect and an applicable award agreement.
5.    Confidential Information and Proprietary Information.
5.01    Confidential Information. During the Term and at all times thereafter, Employee shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company or any of its affiliates) any confidential or secret knowledge or information of the Company or any of its affiliates which Employee has acquired or become acquainted with prior to the termination of the period of Employee’s employment by the Company (including employment by the Company or any affiliated companies prior to the date of this Agreement), whether developed by himself or by others, including, without limitation, any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or any of its affiliates, any customer or supplier lists of the Company or any of its affiliates, any confidential or secret development or research work of the Company or any of its affiliates, or any other confidential information or secret aspect of the business of the Company or any of its affiliates (collectively, “Confidential Information”). Employee acknowledges that (a) the Company and its affiliates have expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee and customer relationships and goodwill and build an effective organization, (b) Employee is and shall become familiar with the Company’s and its affiliates’ Confidential Information, including trade secrets, and that Employee’s services are of special, unique and extraordinary value to the Company and its affiliates, (c) the above-described knowledge or information constitutes a unique and valuable asset of the Company and its affiliates and the Company and its affiliates have a legitimate business interest and right in protecting its Confidential Information, business strategies, employee and customer relationships and goodwill and (d) any disclosure or other use of such knowledge or information other than for the sole benefit of the Company and any of its affiliates would be wrongful and would cause irreparable harm to the Company and any of its affiliates.

However, the foregoing shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company or any of its affiliates, other than as a direct or indirect result of the breach of this Agreement by Employee.
5.02    Proprietary Information.
(a)    Employee agrees that the results and proceeds of Employee’s services for the Company or its affiliates (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee of the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by Employee, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Company or any of its affiliates) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to Employee whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company (or, as the case may be, any of its affiliates) under the immediately preceding sentence, then Employee hereby irrevocably assigns and agrees to assign any and all of Employee’s right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable or as directed by the Company or any of its affiliates), and the Company or its affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company or such affiliates without any further payment to Employee whatsoever. As to any Invention that Employee is required to assign, Employee shall promptly and fully disclose to the Company all information known to Employee concerning such Invention.
(b)    The Employee hereby acknowledges and agrees that the Company has notified the Employee that, if the Employee resides in the state of California, assignments provided for in Section 5.02(a) do not apply to any Inventions which qualifies fully for exemption from assignment under the provisions of Section 2870 of the California Labor Code (“Section 2870”), a copy of which is attached as Exhibit A. If applicable, at the time of disclosure of any Invention that the Employee believes qualifies under Section 2870, the Employee shall provide to the Company, in writing, evidence to substantiate the belief that such Invention(s) qualifies under Section 2870. The Employee further understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, Section 5.02(a) shall be interpreted not to apply to any Invention which a court rules and/or the Company agrees falls within such classes.

(c)    Employee agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Employee shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and/or patent applications or assignments. To the extent Employee has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, Employee unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 5.02 is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Company’s being Employee’s employer. Employee further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Employee shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, Employee shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, Employee shall execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designees. Employee’s obligation to assist the Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of Employee’s employment with the Company.
(d)    Employee hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that Employee now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.
(e)    Notwithstanding the foregoing, this Section 5.02 does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Employee's own time, unless (a) the invention relates (i) directly to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for the Company.
5.03    Protected Conduct. Employee may respond to a lawful and valid subpoena or other legal process but shall (a) give the Company the earliest possible notice of such subpoena or other legal process, (b) as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and (c) assist such counsel in resisting or otherwise responding to such subpoena or process. Further, nothing herein shall prevent Employee from (x) communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including without limitation the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, without notifying or seeking permission from the Company, (y) exercising any rights Employee may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (z) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Employee has reason to believe is unlawful. In addition, Employee acknowledges that, pursuant to 18 U.S.C. § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret that is made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
6.    Non-competition and Non-solicitation Covenants and Adversarial Restrictions.
6.01    Non-competition. Employee agrees that, during the Term, Employee shall not, directly or indirectly, (a) engage in activities or businesses (including without limitation by owning any interest in, managing, controlling, participating in, consulting with, advising, rendering services for, or in any manner engaging in the business of owning, operating or managing any business) in the Restricted Territory, that compete directly or indirectly with the Company or any of its subsidiaries or affiliates (“Competitive Activities”), it being understood that Competitive Activities as of the date hereof include, without limitation, the manufacture, marketing, license, distribution and sale of licensed pop culture products; or (b) assist any person in any way to do, or attempt to do, anything prohibited by Section 6.01(a) above. Employee acknowledges (i) that the business of the Company and its affiliates is global in scope and (ii) notwithstanding the jurisdiction of formation or principal office of the Company and its affiliates, or the location of any of their respective executives or employees (including, without limitation, Employee), it is expected that the Company and its affiliates will have business activities and have valuable business relationships within their respective industries throughout the United States and abroad. “Restricted Territory” means the State of California and those states or geographic locations in which the Employee had material responsibility or knowledge for a Competitive Activity during the last two (2) years of Employee’s employment with the Company.
6.02    Indirect Competition. Employee further agrees that, during the Term in the Restricted Territory, Employee will not, directly or indirectly, assist or encourage any other person in carrying out, direct or indirectly, any activity that would be prohibited by the above provisions of this Section 6 if such activity were carried out by Employee, either directly or indirectly; and in particular, Employee agrees that Employee will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.
6.03    Non-solicitation.
(a)    Employee further agrees that, during the Term in the Restricted Territory, Employee will not, directly or indirectly, assist or encourage any other person in seeking to employ or hire any consultant, advisor or agent of the Company or any of its affiliates or encourage any such consultant, advisor or agent to discontinue employment with the Company or any of its affiliates.

(b)    Employee further agrees that, during the Term and for a period of one year after the termination of Employee’s employment, Employee will not, directly or indirectly, employ or hire, or assist or encourage any other person in seeking to employ or hire any employee of the Company or any of its affiliates with whom Employee had contact during the last six months of Employee’s employment with the Company or encourage any such employee to discontinue employment with the Company or any of its affiliates.
6.04    Non-Disparagement. Subject to Section 5.03, Employee agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, partners, members, equityholders or affiliates, either orally or in writing, at any time, and the Company shall direct its directors and officers not to disparage Employee, either orally or in writing, at any time; provided that Employee, the Company and the Company’s directors and officers may confer in confidence with their respective legal representatives and make truthful statements as required by law, or by governmental, regulatory or self-regulatory investigations or as truthful testimony in connection with any litigation involving Employee and the Company or its affiliates. For the avoidance of doubt, this Section 6.04 does not restrict or impede the Employee from exercising any rights to communicate with securities regulators or any other administrative or regulatory agency to report suspected unlawful conduct, or rights to discuss or disclose information regarding a sexual assault or sexual harassment dispute arising after the date of this Agreement.
6.05    Enforceability. If a final and non-appealable judicial determination is made that any of the provisions of this Section 6 constitutes an unreasonable or otherwise unenforceable restriction against Employee, the provisions of this Section 6 will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the longest period and largest geographic area that would not constitute such an unreasonable or unenforceable restriction. Moreover, and without limiting the generality of Section 6, notwithstanding the fact that any provision of this Section 6 is determined to not be enforceable through specific performance, the Company will nevertheless be entitled to recover monetary damages as a result of Employee’s breach of such provision.
6.06    Acknowledgement. Employee acknowledges that Employee has carefully read this Agreement and has given careful consideration to the restraints imposed upon Employee by this Agreement, and is in full accord as to the necessity of such restraints for the reasonable and proper protection of the Confidential Information, business strategies, employee and customer relationships and goodwill of the Company and its subsidiaries and affiliates now existing or to be developed in the future. Employee expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area. Employee agrees that the covenants contained in this Section 6 are reasonable and necessary to protect the legitimate business interests of the Company and its affiliates, including their trade secrets, other Confidential Information and goodwill.
7.    Termination.
7.01    Grounds for Termination. Employee’s employment with the Company shall terminate (a) by Employee for Good Reason, (b) by the Company for Cause, (c) by the Employee without Good Reason, (d) by the Company without Cause, (e) on account of

Employee’s death or Disability, or (f) by expiration or non-renewal of the Term. Notwithstanding any termination of this Agreement and Employee’s employment by the Company, Employee, in consideration of Employee’s employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Employee’s employment including without limitation the provisions of Sections 5, 6 and 8 hereof.
7.02    Cause Defined. Termination of Employee’s employment by the Company for any of the following reasons shall be deemed termination for “Cause”: (a) gross neglect or willful misconduct by Employee of Employee’s duties or Employee’s willful failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board not inconsistent with the terms of this Agreement; (b) conviction of Employee of, or Employee’s plea of no contest, plea of nolo contendere or imposition of adjudicated probation with respect to, any felony or crime involving moral turpitude or Employee’s indictment for any felony or crime involving moral turpitude; provided if Employee is terminated following such indictment but is found not guilty or the indictment is dismissed, the termination shall be deemed to be a termination without Cause; (c) Employee’s habitual unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing Employee’s duties and responsibilities under this Agreement; (d) Employee’s commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof); or (e) Employee’s material breach of the restrictive covenants in Sections 5 and 6 hereof or any other confidentiality, non-compete or non-solicitation covenant; provided that the Company shall provide Employee with fifteen (15) days prior written notice before any such termination by reason of (a) or (e) (other than to the extent that (a) relates to any fraud or intentional misconduct) with an opportunity to meet with the Board and discuss or cure any such alleged violation.
7.03    Good Reason Defined. Termination of Employee’s employment by Employee for any of the following reasons shall be deemed for “Good Reason”: (a) a material adverse change in Employee’s title or reporting line or material duties, authorities or responsibilities, as determined by the Board (provided, that Employee’s title, reporting line or material duties, authorities or responsibilities shall not be deemed to be materially adversely changed solely because the Company (or its successor) is no longer an independently operated public entity or becomes a subsidiary of another entity); (b) a material breach by the Company of any material provision of this Agreement; (c) a material reduction of Employee’s Base Salary or benefits or target bonus opportunity (other than such a reduction that is generally consistent with a general reduction affecting the Company’s other similarly situated executives); (d) failure by the Company to pay any portion of Employee’s earned Base Salary or bonus; or (e) the Company’s requiring Employee to be headquartered at any office or location more than 50 miles from Burbank, California, provided that in the case of all the above events, Employee may not resign from his or her employment for Good Reason unless Employee provides the Company written notice within 90 days after the initial occurrence of the event and at least 60 days prior to the date of termination, and the Company has not corrected the event prior to the date of termination.
7.04    Surrender of Records and Property. Upon termination of Employee’s employment with the Company for any reason, Employee shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company or any of its affiliates or which relate in any way to the business, products, practices or techniques of the Company or any of its affiliates, and all other property, trade secrets and Confidential Information of the Company or any of its affiliates, including, but not limited to, all documents which in whole or in part contain any trade secrets or Confidential Information of the Company or any of its affiliates, which in any of these cases are in Employee’s possession or under Employee’s control.
7.05    Payments Upon Termination.
(a)    If this Agreement is terminated for any reason set forth in Section 7, then Employee shall be entitled to receive (i) Employee’s earned but unpaid Base Salary through the date of the termination, (ii) any accrued and unused vacation or paid time off through the date of termination, (iii) reimbursement of any business expenses incurred in the ordinary course of business through the date of termination that have not yet been reimbursed pursuant to Section 4.05, and (iv) any earned but unpaid bonus pursuant to Section 4.02 for the calendar year prior to termination to the extent not yet paid when due (together, the “Accrued Compensation”).
(b)    If Employee’s employment is terminated pursuant to Section 7.01(a) or (d) (including, without limitation, in connection with a Change in Control) and provided that Employee shall have executed and delivered to the Company a release of claims substantially in the form attached hereto as Exhibit B (the “Release”) and any period for rescission of such Release shall have expired without Employee having rescinding such Release, in addition to the Accrued Compensation, Employee shall be entitled to receive the following: (i) an amount equal to continuation of the Base Salary for up to twelve (12) months from the date of termination, payable in equal installments in accordance with the Company’s regular payroll practices, (ii) reimbursement, up to a maximum of twelve (12) months, of the Company-paid portion of premium payments, as if Employee had remained an active employee, for any COBRA coverage Employee elects, if any, and (iii) any unvested equity award, whether made before, on, or after the date of this Agreement, (1) that is subject solely to a time-based vesting condition will accelerate and vest as to the portion of such award that would have vested within twelve (12) months of the date of termination as of such date of termination; and (2) that is subject to subsequent performance-based vesting conditions shall be eligible to vest and be settled in accordance with the terms of the applicable award agreement(s) (the “Equity Acceleration”).
7.06    Change in Control Definition. For purposes of this Agreement, “Change in Control” shall mean, following the Effective Date, (a) a change in ownership or control of the Company effected through a transaction or series of transactions (other than an offering of common stock or units to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company or any of its subsidiaries, any employee benefit plan maintained by the Company or any of its subsidiaries, or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company), directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d- 3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; (b) the majority of the members of the Board are replaced during any twelve (12)

month period by directors whose appointment or election is not endorsed by a majority of the Board, as applicable, prior to the date of such appointment or election; or (c) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions.
7.07    Termination on Account of Employee’s Death or Disability. Notwithstanding the foregoing, if Employee’s employment is terminated pursuant to Section 7.01(e), and provided that Employee or Employee’s estate or legal representative shall have executed and delivered to the Company the Release and any period for rescission of such Release shall have expired without Employee having rescinded such Release, in addition to the Accrued Compensation, Employee shall be entitled to receive the Equity Acceleration. For purposes of this Agreement, “Disability” shall mean Employee shall be unable to perform substantially Employee’s work duties by reason of a physical or mental disability or infirmity for a period of three (3) consecutive months or a period of six (6) months during any twelve (12) month period, or at such earlier time as Employee submits satisfactory medical evidence that Employee has a physical or mental disability or infirmity which will prevent him from returning to the performance of Employee’s work duties for six (6) months or longer; the Company may terminate Employee’s employment hereunder by sending written notice of such termination to Employee (at any time after the expiration date of such three (3) or six (6) month period or the submission of such satisfactory medical evidence).
7.08    Mitigation. The amounts set forth in Section 7.05(b) shall be reduced by any amount Employee receives as compensation from a subsequent employer during the severance period (i.e., twelve (12) months from the date of termination) to the extent permitted by applicable law.
7.09    Termination of Offices Held. Upon termination of Employee’s employment with the Company for any reason, Employee agrees that Employee shall immediately resign from any offices Employee holds with the Company or any of its affiliates, including any boards of directors or boards of managers, and, at the Company’s request, Employee shall execute such documents as are necessary or desirable to effectuate such resignations.
8.    Miscellaneous.
8.01    Governing Law: Venue. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflict of law. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of California (or, if appropriate, a federal court located within California), and the Company and the Employee each consents to the jurisdiction of such a court.
8.02    Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements, offer letters, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to such subject matter (including, without limitation, the Prior Agreement), and the parties hereto have made no agreement, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.
8.03    Withholding Taxes. The Company may withhold from any payments or benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.
8.04    Amendments. No amendments or modifications of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.
8.05    No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there by an estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
8.06    Section 409A.
(a)    For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A or exempt from Section 409A. Notwithstanding the foregoing, Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of Employee in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold Employee (or any beneficiary) harmless from any or all of such taxes or penalties. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Employee or any other individual to the Company or any of its affiliates, employees or agents.
(b)    Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i) Employee is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, (ii) amounts or benefits under this Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of “separation from service” within the meaning of Treasury Regulations Section 1.409A-l(h) and (iii) Employee is employed by a public company or a controlled group affiliate thereof: no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Employee prior to the date that is six (6) months after the date of Employee’s separation from service or, if earlier, Employee’s date of death; following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date, without interest.

(c)    Each payment made under this Agreement (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment,” “termination,” or words and phrases of similar import, shall be deemed to refer to Employee’s “separation from service” as defined in Section 409A and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.
(d)    Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-l(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Employee only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Employee’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Employee’s “separation from service” occurs. To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Employee incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
(e)    Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of the Employee’s termination of employment with the Company are subject to the Employee’s execution and delivery and non-revocation of the Release, (i) no such payments shall be made on or prior to the sixtieth (60th) day immediately following Employee’s date of termination (the “Release Period”), (ii) the Company shall deliver the Release to Employee no later than seven (7) days immediately following Employee’s date of termination, (iii) if, as of the Release Expiration Date, Employee has failed to execute the Release or has timely revoked Employee’s acceptance of the Release thereafter, Employee shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (iv) if, as of the Release Expiration Date, Employee has executed the Release and has not revoked Employee’s acceptance of the Release thereafter, any such payments that are delayed pursuant to this Section 8.06(e) shall be paid in a lump sum on the first regularly scheduled payroll date following the expiration of the Release Period, without interest. For purposes of this Section 8.06(e), “Release Expiration Date” shall mean the date that is twenty-

one (21) days following the date upon which the Company timely delivers the Release to Employee, or, in the event that Employee’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.
8.07    Compensation Recovery Policy. Employee acknowledges and agrees that, to the extent the Company adopts any clawback or similar policy pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, and any rules and regulations promulgated thereunder, Employee shall take all action necessary or appropriate to comply with such policy (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy with respect to past, present and future compensation, as appropriate).
8.08    Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom, and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.
8.09    Assignment. The Company may transfer and assign this Agreement and the Company’s rights and obligations hereunder to another entity that is substantially comparable to the Company in its financial strength and ability to perform the Company’s obligations under this Agreement. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 8. Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by Employee, except in accordance with the laws of descent and distribution.
8.10    Injunctive Relief. Employee agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including without limitation the provisions of Sections 5 and 6. Accordingly, Employee specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.
8.11    Notices. Any notice, payment, demand or communication required or permitted to be given by the provisions of this Agreement shall be deemed to have been effectively given and received on the date personally delivered to the respective party to whom it is directed, or five (5) days after the date when deposited by registered or certified mail, with postage and charges prepaid and addressed to such party at its address below its signature. Any party may change its address by delivering a written change of address to all of the other parties in the manner set forth in this Section 8.11.
8.12    Section 280G. Notwithstanding any other provision of this Agreement or any other plan, arrangement, or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to Employee or for Employee’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Code (such payments, the “Parachute Payments”) and would, but for this Section 8.12, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), or not be deductible under Section 280G of the Code, then such Covered Payments shall be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, but only if (i) the net amount of such Covered Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Covered Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Covered Payments), is greater than or equal to
(ii) the net amount of such Covered Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Covered Payments and the amount of the Excise Tax to which Employee would be subject in respect of such unreduced Covered Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Covered Payments). The Covered Payments shall be reduced in a manner that maximizes Employee’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A, to the extent applicable, and where two or more economically equivalent amounts are subject to reduction but payable at different times, such amounts payable at the later time shall be reduced first but not below zero.
8.13    Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
8.14    Employee Acknowledgement. Employee acknowledges that (a) Employee has consulted with or has had the opportunity to consult with independent counsel of Employee’s own choice concerning this Agreement, and has been advised to do so by the Company, and (b) that Employee has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on Employee’s own judgment.
[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.

FUNKO, INC.

By:	/s/ Mike Lunsford
Name: Mike Lunsford
Title: CEO

/s/ Husnal Shah
Husnal Shah

[Signature Page to the Employment Agreement]

Exhibit A
CALIFORNIA LABOR CODE
California Labor Code § 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.
(a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1)    Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2)    Result from any work performed by the employee for the employer.
(b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Exhibit B
WAIVER AND RELEASE OF CLAIMS AGREEMENT1
In exchange for the severance payments and benefits provided to me pursuant to Section [ ]2 (collectively, the “Severance Benefits”) of that certain Amended and Restated Employment Agreement, dated as of July 30, 2025, by and among Funko, Inc. (“Company”) and Husnal Shah (the “Employee”) (the “Employment Agreement”), the Employee freely and voluntarily agrees to enter into and be bound by this Waiver and Release of Claims Agreement (this “Release”).
1.    General Release. The Employee, on Employee’s own behalf and on behalf of Employee’s spouse, child or children (if any), heirs, personal representative, executors, administrators, successors, assigns and anyone else claiming through him (the “Releasors”), hereby releases and discharges forever the Company, and its affiliates, and each of their respective past, present or future parent, affiliated, related, and subsidiary entities and each of their respective past, present or future directors, officers, employees, trustees, agents, attorneys, administrators, plans, plan administrators, insurers, equityholders, members, representatives, predecessors, successors and assigns, and all persons acting by, through, under or in concert with them (hereinafter collectively referred to as the “Released Parties”), from and against all liabilities, claims, demands, liens, causes of action, charges, suits, complaints, grievances, contracts, agreements, promises, obligations, costs, losses, damages, injuries, attorneys’ fees and other legal responsibilities (collectively referred to as “Claims”), of any form whatsoever (whether or not relating to Employee's employment with the Company), including, but not limited to, any claims in law, equity, contract or tort, claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Employee and the Company or any of the other Released Parties, and any claims under the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Sarbanes-Oxley Act of 2002, the Securities Act of 1933, the Securities Exchange Act of 1934 (the “Exchange Act”), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Genetic Information Nondiscrimination Act of 2008, the Worker Adjustment and Retraining Notification Act of 1988, the Delaware Discrimination in Employment Act, the Delaware Persons with Disabilities Employment Protection Act, the Delaware Whistleblowers’ Protection Act, the Delaware Wage Payment and Collection Act, the Delaware Fair Employment Practices Act, Delaware's social media law, the Washington Industrial Welfare Act, the Washington Minimum Wage Act, the Washington Wage Payment Act, the Washington Wage Rebate Act, the Washington Law Against Discrimination and the Washington Leave Law, any California state or local laws respecting labor or employment, including but not limited to, the California Fair Employment and Housing Act, Cal. Lab. Code § 12940 et. seq., the California Equal Pay Law, Cal. Lab. Code §§ 1197.5(a), 1199.5, the Moore- Brown-Roberti Family Rights Act of 1991, Cal. Gov’t Code §§ 12945.2, 19702.3, the California WARN Act, § 1400 et. seq., the California False Claims Act, Cal. Gov’t Code § 12650 et. seq.,
1 Subject to revision for applicable law at time of termination.
2 Section reference to be included at time of termination based on specific section being relied upon for termination.

and/or the California Labor Code, as each may have been amended from time to time, or any other federal, state or local statute, regulation, law, rule, ordinance or constitution, or common law, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, that the Employee or any of the Releasors now possess or have a right to, or have at any time heretofore owned or held, or may at any time own or hold by reason of any matter or thing arising from any cause whatsoever prior to the date of execution of this Release, and without limiting the generality of the foregoing, from all claims, demands and causes of action based upon, relating to, or arising out of: (a) the Employment Agreement; (b) the Employee’s employment or other relationship with any of the Released Parties or the termination thereof; and (c) the Employee’s status as a holder of securities of any of the Released Parties. This Release includes, but is not limited to, all wrongful termination and “constructive discharge” claims, all discrimination claims, all claims relating to any contracts of employment, whether express or implied, any covenant of good faith and fair dealing, whether express or implied, and any tort of any nature. This Release is for any relief, no matter how denominated, including but not limited to wages, back pay, front pay, benefits, compensatory, liquidated or punitive damages and attorneys’ fees. The Employee acknowledges and reaffirms Employee’s obligations under the Employment Agreement, a signed copy of which is attached hereto as Exhibit A.
The Employee acknowledges that the Employee has been advised of and is familiar with the provisions of California Civil Code § 1542, which states: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, WHICH IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE
DEBTOR OR RELEASED PARTY.” The Employee expressly waives and releases any and all rights that the Employee may have under California Civil Code § 1542 as well as under any other statutes or common law principles of similar effect, to the fullest extent the Employee may do so lawfully.
2.    Covenant Not To Sue. The Employee represents and covenants that Employee has not filed, initiated or caused to be filed or initiated any Claim, charge, suit, complaint, grievance, action, cause of action or proceeding against the Company or any of other the Released Parties. Except to the extent that such waiver is precluded by law, the Employee further promises and agrees that Employee will not file, initiate or cause to be filed or initiated any Claim, charge, suit, complaint, grievance, action, cause of action or proceeding based upon, arising out of or relating to any Claim released hereunder, nor shall the Employee participate, assist or cooperate in any Claim, charge, suit, complaint, grievance, action, cause of action or proceeding regarding any of the Released Parties relating to any Claims released hereunder, whether before a court or administrative agency or otherwise, unless required to do so by law.
3.    Exclusions. Notwithstanding the foregoing, the Employee does not release or waive (i) Employee’s rights to receive the Severance Benefits, (ii) any right or claim that may not be released by private agreement or as a matter of law, (iii) the Employee’s right to apply for unemployment compensation or workers compensation, or (iv) claims for indemnification under California Labor Code § 2802. In addition, this Release will not prevent the Employee from (i) filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission

(“Government Agencies”) or (ii) reporting possible violations of federal law or regulation to, otherwise communicating with or participating in any investigation or proceeding that may be conducted by, or providing documents and other information, without notice to the Company, to, any Governmental Agency or entity, including in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, as each may have been amended from time to time, or any other whistleblower protection provisions of state or federal law or regulation. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies; provided, however, that the Employee acknowledges and agrees that any Claim by him, or brought on Employee’s behalf, for damages in connection with such a charge or investigation filed with the Equal Employment Opportunity Commission would be and hereby is barred. In addition, this Release will not prevent the Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.
4.    No Assignment. The Employee represents and warrants that Employee has made no assignment or other transfer, and covenants that Employee will make no assignment or other transfer, of any interest in any Claim that Employee may have against any of the Released Parties.
5.    Indemnification of Released Parties. The Employee agrees to indemnify and hold harmless the Released Parties, and each of them, against any loss, claim, demand, damage, expenses or any other liability whatsoever, including reasonable attorneys’ fees and costs, resulting from: (i) any breach of this Release by Employee or Employee’s successors in interest; (ii) any assignment or transfer, or attempted assignment or transfer, of any Claims released hereunder; or (iii) any action or proceeding brought by Employee or Employee’s successors in interest, if such action or proceeding arises out of, is based upon, or is related to any Claims released hereunder. This indemnity does not require payment as a condition precedent to recovery by any of the Released Parties.
6.    Acknowledgments. The Company is herein advising Employee to consult with an attorney before executing this Release. The Employee agrees that Employee has had the opportunity to consult with counsel, if Employee chose to do so, and that the Employee has had a sufficient and reasonable amount of time to read and consider this Release before executing it. The Employee acknowledges that Employee is responsible for any costs and fees resulting from Employee’s attorney reviewing this Release. The Employee agrees that Employee has carefully read this Release and knows its contents, and that Employee signs this Release voluntarily, with a full understanding of its significance, and intending to be bound by its terms. The Employee acknowledges that the provision of the Severance Benefits is in exchange in material part for the promises in the Release, and that, but for Employee’s execution of this Release, Employee would not be entitled to receive the Severance Benefits. The Employee further acknowledges that the provision of the Severance Benefits does not constitute an admission by the Released Parties of liability or of violation of any applicable law or regulation.

7.    ADEA Provisions. The Employee understands that this Release includes a release of claims arising under the ADEA. The Employee acknowledges and agrees that Employee has had at least 21 days after the date of Employee’s receipt of this Release (such period, the

“Consideration Period”) to review this Release and consider its terms before signing this Release and that the Consideration Period will not be affected or extended by any changes, whether material or immaterial, that might be made to this Release. The Employee further acknowledges and agrees that Employee understands that Employee may use as much or all of such 21-day period as Employee wishes before signing, and warrants that Employee has done so. The Employee may revoke and cancel this Release in writing at any time within seven days after Employee’s execution of this Release (such seven-day period, the “Revocation Period”). In order to revoke this Release, Employee must provide written notice of revocation to the Company (i) in person, by hand to Sarah Martinez at 2802 Wetmore Avenue, Everett, WA 98201, by no later than the 7th day after the date on which Employee signs this Release, (ii) by email to Sarah Martinez at sarah.martinez@funko.com by no later than the 7th day after the date on which Employee signs this Release, or (iii) by mail, postmarked within the 7-day period after the date on which Employee signs the Release, properly addressed to Sarah Martinez at 2802 Wetmore Avenue, Everett, WA 98201; provided, however, Employee will not receive any Severance Benefits if Employee exercises Employee’s right to revoke Release. This Release shall not become effective and enforceable until after the expiration of the Revocation Period; after such time, if there has been no revocation, this Release shall immediately be fully effective and enforceable.
8.    Consequences of Breach or Revocation. The Employee agrees that, notwithstanding anything to the contrary in this Release, in the event that Employee breaches any of the terms of the Release, or revokes the Release pursuant to Section 7, Employee shall forfeit the Severance Benefits and reimburse the Company for any portion of the Severance Benefits that have already been paid, and, in the event of such a breach, Employee shall reimburse the Company for any expenses or damages incurred as a result of such breach.
9.    Severability. If any provision of the Release is declared invalid or unenforceable, the remaining portions of the Release shall not be affected thereby and shall be enforced.
10.    Governing Law: Venue. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of California. Any action, suit or other legal proceeding arising under or relating to any provision of this Release shall be commenced only in a court of the State of California (or, if appropriate, a federal court located within California), and the Company and the Employee each consents to the jurisdiction of such a court.

IN WITNESS WHEREOF, the undersigned has signed and executed this Release on the date set forth below as an expression of Employee’s intent to be bound by the foregoing terms of this Release.

Date: